EXHIBIT (99) A

FOR IMMEDIATE RELEASE

BOB ULRICH TO RETIRE AS TARGET CORPORATION CEO;

GREGG STEINHAFEL NAMED AS SUCCESSOR

Ulrich to remain as Chairman of the Board

MINNEAPOLIS, January 9, 2008 — Target Corporation’s (NYSE:TGT) board of directors announced today that Bob Ulrich, chief executive officer and chairman of the board, will retire as CEO effective May 1, 2008. Gregg Steinhafel, president, was named by the board to succeed Ulrich as chief executive officer. Ulrich, who turns 65 in April, will remain as chairman through the end of fiscal 2008.

Jim Johnson, vice chairman of the Executive Committee of Target’s board of directors, said, “The Board has tremendous respect for Bob’s exceptional leadership and the remarkable performance Target has achieved under his direction. His skill and integrity have created a highly successful organization and talented executive team which are admired throughout the retail industry. We are completely confident in Gregg’s ability to continue this legacy, positioning Target to deliver profitable growth for many years to come.”

Mr. Ulrich began his career as a merchandising trainee in 1967 at Dayton’s, a former division of Target Corporation. He subsequently held a variety of positions in stores and merchandising. He was named president of Target Stores in 1984 and became chairman and chief executive officer of the division in 1987. In 1994, Mr. Ulrich was named chairman and chief executive officer of the corporation. Under Ulrich’s leadership, Target has nearly tripled its sales and U.S. store presence, has increased its net earnings nearly nine-fold and has become one of the most well-respected and recognized brands in retail.

“During Bob’s tenure, Target has achieved outstanding financial results and become one of the most recognized and valuable brands in the world,” said Steinhafel. “I am fortunate to have had the opportunity to learn from one of the best leaders in the retail industry and I look forward to building on the company’s success by continuing to create substantial value for our guests, our team members, our shareholders and our communities.”

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Mr. Steinhafel, age 52, joined Target in 1979 and served in a variety of merchandising positions until being named executive vice president, merchandising in 1994. He was promoted to his current position, president of Target, in 1999 and became a member of the board of directors in 2007. In addition to merchandising, Steinhafel also previously had responsibility for Stores and global sourcing. Most recently, Mr. Steinhafel has led all functions related to merchandising, as well as Target’s distribution network, technology services organization and legal team, including assets protection and government affairs.

“Our board and I have great confidence in Gregg as the next chief executive officer of Target,” said Ulrich. “Gregg’s considerable knowledge of our culture and history after 28 years with the company, his personal commitment to building a world-class team, and the innovation and energy he brings to Target every day make him uniquely qualified to lead Target and drive its continued profitable growth in the current global retail environment.”

Mr. Steinhafel is a graduate of Carroll College and Northwestern University’s Kellogg School of Management. He is a member of the board of The Toro Co., the Retail Industry Leaders Association (RILA) and Tree House, a Minnesota-based non-profit organization.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,591 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

Contacts:	Susan Kahn 612-761-6735	John Hulbert (investor) 612-761-6627	Lena Michaud (media) 612-761-6796